EXHIBIT 99.1

Amtech Reports Second Quarter Fiscal 2022 Results

TEMPE, Ariz., May 11, 2022 -- Amtech Systems, Inc. ("Amtech") (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs), today reported results for its second quarter ended March 31, 2022.

Second Quarter Fiscal 2022 Financial and Operational Highlights:

•
Net revenue of $28.6 million
•
Operating income of $2.6 million
•
Net income of $2.0 million
•
Net income per diluted share of $0.14
•
Customer orders of $33.7 million
•
Book to bill ratio of 1.2:1
•
Unrestricted cash of $27.9 million
•
Repurchased 143,430 shares for $1.4 million
•
March 31, 2022 backlog of $53.6 million

Mr. Michael Whang, Chief Executive Officer of Amtech, commented, “The strong demand for our products continued with our fifth consecutive quarter of total new orders exceeding $30 million and revenue of $28.6 million, up 44% year-over-year. While the Chinese government-mandated COVID lockdown of Shanghai is impacting our ability to produce and ship orders for our advanced packaging and SMT products in the third quarter, last week we were cleared by the government to begin reopening with limited staffing and capacity. Our customers are working with us on delivery dates, and we have not seen order cancellations due to the closure. Market demand for our products remains strong, with customers placing new orders with delivery dates extending into the second fiscal quarter of 2023. Coupled with the steadily increasing demand we are seeing in the Silicon Carbide market, we remain as excited as ever about the opportunities ahead of us.”

GAAP Financial Results

(in millions, except per share amounts)	Q2	Q1	Q2	6 Months	6 Months
	FY 2022	FY 2022	FY 2021	2022	2021
Revenues, net	$28.6	$27.3	$19.8	$55.9	$37.8
Gross profit	$12.2	$10.8	$7.7	$22.9	$15.2
Gross margin	42.6%	39.4%	39.1%	41.0%	40.4%
Operating income	$2.6	$1.2	$0.2	$3.8	$1.2
Operating margin	9.1%	4.5%	0.9%	6.9%	3.2%
Net income (loss)	$2.0	$1.0	$(0.2)	$3.0	$0.5
Net income (loss) per diluted share	$0.14	$0.07	$(0.02)	$0.21	$0.03

Net revenues increased 5% sequentially and 44% from the second quarter of fiscal 2021, with the sequential increase primarily attributable to strong shipments of our advanced packaging equipment, and the increase from the prior year quarter due to higher shipments across all of our product lines. Due to the closure of our Shanghai facility on March 28, 2022, $1.2 million in net revenues shifted to a future quarter.

Gross margin increased sequentially and from the second quarter of fiscal 2021 primarily due a more favorable product mix.

Selling, General & Administrative (“SG&A”) expenses decreased $0.2 million on a sequential basis primarily due to lower shipping and logistics costs, partially offset by increased employee-related expenses. SG&A increased $2.1 million compared to the prior year period due primarily to $0.6 million in higher commissions on higher sales, $0.6 million in employee-related expenses, $0.4 million in higher shipping expenses driven by higher revenues and increased shipping rates, and $0.2 million in added SG&A from our acquisition of Intersurface Dynamics in March 2021.

Research, Development and Engineering increased $0.2 million sequentially and decreased $0.1 million compared to the same prior year period.

Operating income was $2.6 million, compared to operating income of $1.2 million in the first quarter of fiscal 2022 and operating income of $0.2 million in the same prior year period.

Income tax provision was $0.7 million for the three months ended March 31, 2022, compared to a provision of $0.2 million in the preceding quarter and $0.5 million in the same prior year period.

Net income for the second quarter of fiscal 2022 was $2.0 million, or 14 cents per share. This compares to net income of $1.0 million, or 7 cents per share, for the preceding quarter and net loss of $0.2 million, or 2 cents per share, for the second quarter of fiscal 2021.

On April 28, 2022, we announced that our subsidiary, BTU International, entered into a Purchase and Sale Agreement with a third party for the sale of BTU’s headquarters in Billerica, MA. The sale price for the property is $21.5 million, $0.5 million of which was paid as a nonrefundable deposit, with the remainder due at closing. We expect to close in June, and closing is subject to the execution of a leaseback of the premises. Terms of the leaseback are expected to include a base rent of $1.5 million per year in an absolute triple net lease for a two-year term. During the two-year leaseback period, we will conduct a search and eventually relocate to another building that better suits our Billerica operations. Assuming a June closing, we expect to recognize a gain on this transaction in our fiscal third quarter ending June 30, 2022, of approximately $11 to $12 million, net of tax. Additionally, we expect a net cash inflow of approximately $15 to $16 million, after repayment of the existing mortgage and settlement of related sale expenses.

Outlook

The Company’s outlook reflects the anticipated impact of our Shanghai factory closure due to the China COVID policy, ongoing logistical impacts and the related delays for goods shipped to and from China. Actual results may differ materially in the weeks and months ahead. Additionally, the semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the financial results of semiconductor manufacturers.

Due to the uncertainty surrounding the local government’s policies on COVID shutdowns, we are assuming a slow ramp to reopen our factory in Shanghai, which has represented approximately half of our revenues depending on product mix, over the past four quarters. Therefore, this outlook assumes very few shipments out of our Shanghai facility through June 30, 2022. For the third fiscal quarter ending June 30, 2022, revenues are expected to be in the range of $14 to $16 million. Gross margin for the quarter ending June 30, 2022, is expected to be in the upper 20 percent range with negative operating margin. This outlook excludes the gain that will be recognized from the building sale transaction, which is expected to close in June 2022.

A portion of Amtech's results is denominated in Renminbis, a Chinese currency. The outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi. Changes in the value of the Renminbi in relation to the United States Dollar could cause actual results to differ from expectations.

Conference Call

Amtech Systems will host a conference call today at 5:00 p.m. ET to discuss our fiscal second quarter financial results. The call will be available to interested parties by dialing 1-313-209-5140. For international callers, please dial +1 800-304-0389. The confirmation code is 3278309. A live webcast of the conference call will be available in the Investor Relations section of Amtech’s website at: https://www.amtechsystems.com/investors/events.

A replay of the webcast will be available in the Investor Relations section of the company’s web site at http://www.amtechsystems.com/conference.htm shortly after the conclusion of the call and will remain available for approximately 30 calendar days.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a leading, global manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs). We sell these products to semiconductor device and module manufacturers worldwide, particularly in

Asia, North America and Europe. Our strategic focus is on semiconductor growth opportunities in power electronics, sensors and analog devices leveraging our strength in our core competencies in thermal and substrate processing. We are a market leader in the high-end power chip market (SiC substrates, 300mm horizontal thermal reactor, and electronic assemblies used in power, RF, and other advanced applications), developing and supplying essential equipment and consumables used in the semiconductor industry. Amtech's products are recognized under the leading brand names BTU International, Bruce Technologies™, PR Hoffman™ and Intersurface Dynamics, Inc.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release. Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and profitably grow our revenue, and enhancements to our technologies and expansion of our product portfolio. In some cases, forward-looking statements can be identified by terminology such as "may," "plan," "anticipate," "seek," "will," "expect," "intend," "estimate," "believe," "continue," "predict," "potential," "project," "should," "would," "could", "likely," "future," "target," "forecast," "goal," "observe," and "strategy" or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the "SEC") for the year-ended September 30, 2021, listed various important factors that could affect the Company's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading "Risk Factors" in the Form 10-K and in our subsequently filed Quarterly Reports on Form 10-Qs, and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Amtech Systems, Inc.
Lisa D. Gibbs
Chief Financial Officer
(480) 360-3756
irelations@amtechsystems.com
Sapphire Investor Relations, LLC Erica Mannion and Mike Funari (617) 542-6180 irelations@amtechsystems.com

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Summary Financial Information

(in thousands, except percentages)

	Three Months Ended			Six Months Ended March 31,
	March 31, 2022	December 31, 2021	March 31, 2021	2022	2021
Amtech Systems, Inc.
Revenues, net	$28,579	$27,329	$19,790	$55,908	$37,765
Gross profit	$12,183	$10,764	$7,728	$22,947	$15,240
Gross margin	43%	39%	39%	41%	40%
Operating income	$2,595	$1,240	$171	$3,835	$1,225
New orders	$33,695	$31,637	$32,526	$65,332	$50,395
Backlog	$53,566	$48,452	$26,534	$53,566	$26,534
Semiconductor Segment
Revenues, net	$24,607	$23,631	$17,119	$48,238	$32,694
Gross profit	$10,278	$9,528	$7,093	$19,806	$14,005
Gross margin	42%	40%	41%	41%	43%
Operating income	$3,368	$2,357	$1,665	$5,725	$3,862
New orders	$28,039	$27,809	$29,651	$55,848	$45,134
Backlog	$50,352	$46,921	$25,281	$50,352	$25,281
Material and Substrate Segment
Revenues, net	$3,972	$3,698	$2,671	$7,670	$5,071
Gross profit	$1,905	$1,236	$635	$3,141	$1,235
Gross margin	48%	33%	24%	41%	24%
Operating income (loss)	$654	$181	$(253)	$835	$(319)
New orders	$5,656	$3,828	$2,875	$9,484	$5,261
Backlog	$3,214	$1,531	$1,253	$3,214	$1,253

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Revenues, net	$28,579	$19,790	$55,908	$37,765
Cost of sales	16,396	12,062	32,961	22,525
Gross profit	12,183	7,728	22,947	15,240

Selling, general and administrative	7,788	5,688	15,740	10,901
Research, development and engineering	1,800	1,869	3,372	3,114
Operating income	2,595	171	3,835	1,225

Interest income (expense) and other, net	30	73	(53)	(182)
Income before income tax provision	2,625	244	3,782	1,043
Income tax provision	660	490	820	570
Net income (loss)	$1,965	$(246)	$2,962	$473

Income (Loss) Per Share:
Net income (loss) per basic share	$0.14	$(0.02)	$0.21	$0.03
Net income (loss) per diluted share	$0.14	$(0.02)	$0.21	$0.03
Weighted average shares outstanding:
Basic	13,979	14,151	14,118	14,121
Diluted	14,144	14,151	14,318	14,217

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2022	September 30, 2021
Assets
Current Assets
Cash and cash equivalents	$27,897	$32,836
Restricted cash	524	—
Accounts receivable (less allowance for doubtful accounts of $225 and $188 at March 31, 2022, and September 30, 2021, respectively)	30,782	22,502
Inventories	24,393	22,075
Income taxes receivable	—	1,046
Other current assets	3,440	2,407
Total current assets	87,036	80,866
Property, Plant and Equipment - Net	13,447	14,083
Right-of-Use Assets - Net	8,441	8,646
Intangible Assets - Net	808	858
Goodwill	11,168	11,168
Deferred Income Taxes - Net	671	631
Other Assets	618	661
Total Assets	$122,189	$116,913
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$9,635	$8,229
Accrued compensation and related taxes	3,449	2,881
Accrued warranty expense	804	545
Other accrued liabilities	679	903
Current maturities of long-term debt	405	396
Current portion of long-term lease liability	563	531
Contract liabilities	5,576	1,624
Income taxes payable	294	—
Total current liabilities	21,405	15,109
Long-Term Debt	4,195	4,402
Long-Term Lease Liability	8,175	8,389
Income Taxes Payable	3,208	3,277
Other Long-Term Liabilities	48	102
Total Liabilities	37,031	31,279
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 13,887,050 and 14,304,492 at March 31, 2022 and September 30, 2021, respectively	139	143
Additional paid-in capital	123,534	126,380
Accumulated other comprehensive income	353	14
Retained deficit	(38,868)	(40,903)
Total Shareholders’ Equity	85,158	85,634
Total Liabilities and Shareholders’ Equity	$122,189	$116,913

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended March 31,
	2022	2021
Operating Activities
Net income	$2,962	$473
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	864	644
Write-down of inventory	115	230
Non-cash stock compensation expense	240	149
Provision for allowance for doubtful accounts	41	28
Other, net	(2)	8
Changes in operating assets and liabilities:
Accounts receivable	(8,321)	(5,485)
Inventories	(2,433)	859
Other assets	(788)	(1,132)
Accounts payable	1,407	3,122
Accrued income taxes	1,272	536
Accrued and other liabilities	331	1,232
Contract liabilities	3,951	(929)
Net cash used in operating activities	(361)	(265)
Investing Activities
Purchases of property, plant and equipment	(125)	(433)
Acquisition, net of cash and cash equivalents acquired	—	(5,082)
Net cash used in investing activities	(125)	(5,515)
Financing Activities
Proceeds from the exercise of stock options	98	930
Repurchase of common stock	(4,115)	—
Payments on long-term debt	(198)	(189)
Net cash (used in) provided by financing activities	(4,215)	741
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	286	368
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(4,415)	(4,671)
Cash and Cash Equivalents, Beginning of Period	32,836	45,070
Cash, Cash Equivalents and Restricted Cash, End of Period	$28,421	$40,399